Exhibit 99.2

Chordiant Software, Inc.

Consolidated Financial Statements for the Years Ended September 30, 2009, 2008 and 2007

Index to Consolidated Financial Statements

Chordiant Software, Inc. and Subsidiaries: Consolidated Financial Statements for the Years Ended September 30, 2009, 2008 and 2007.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Chordiant Software, Inc.

Cupertino, California

We have audited the accompanying consolidated balance sheets of Chordiant Software, Inc. as of September 30, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended September 30, 2009. In connection with our audits of the financial statements, we have also audited the financial statement schedules listed in the accompanying index. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedules. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chordiant Software, Inc. at September 30, 2009 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2009 , in conformity with accounting principles generally accepted in the United States of America.

Also, in our opinion, the financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Chordiant Software Inc.'s internal control over financial reporting as of September 30, 2009, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated November 19, 2009 expressed an unqualified opinion thereon.

/s/ BDO Seidman, LLP

San Jose, California

November 19, 2009

CHORDIANT SOFTWARE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	September 30,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$49,863	$55,516
Accounts receivable, net	16,708	24,873
Prepaid expenses and other current assets	4,006	8,168

Total current assets	70,577	88,557
Property and equipment, net	1,850	3,165
Goodwill	22,608	22,608
Intangible assets, net	303	1,514
Deferred tax assets—non-current	3,480	6,849
Other assets	2,491	2,007

Total assets	$101,309	$124,700

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,809	$7,711
Accrued expenses	6,334	9,456
Deferred revenue	28,704	33,503

Total current liabilities	38,847	50,670
Deferred revenue—long-term	9,257	12,831
Other liabilities—non-current	1,069	818
Restructuring costs, net of current portion	123	529

Total liabilities	49,296	64,848

Commitments and contingencies (Notes 6, 8, 9, and 10)

Stockholders’ equity:
Preferred stock, $0.001 par value; 51,000 shares authorized (500 shares designated as Series A Junior Participating Preferred Stock); none issued and outstanding at September 30, 2009 and 2008	—	—
Common stock, $0.001 par value; 300,000 shares authorized; 30,208 and 30,076 shares issued and outstanding at September 30, 2009 and 2008, respectively	30	30
Additional paid-in capital	285,666	281,910
Accumulated deficit	(236,614)	(225,850)
Accumulated other comprehensive income	2,931	3,762

Total stockholders’ equity	52,013	59,852

Total liabilities and stockholders’ equity	$101,309	$124,700

The accompanying notes are an integral part of these consolidated financial statements.

CHORDIANT SOFTWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Years Ended September 30,
	2009	2008	2007

Revenues:
License	$22,462	$34,111	$54,052
Service, including related party items aggregating nil, $116, and $252 for the years ended September 30, 2009, 2008, and 2007, respectively	55,000	78,853	70,495

Total revenues	77,462	112,964	124,547

Cost of revenues:
License	400	1,059	1,813
Service , including related party items aggregating nil, nil, and $72 for the years ended September 30, 2009, 2008, and 2007, respectively	22,249	34,012	30,329
Amortization of intangible assets	1,211	1,211	1,211

Total cost of revenues	23,860	36,282	33,353

Gross profit	53,602	76,682	91,194

Operating expenses:
Sales and marketing	26,786	34,722	32,597
Research and development	18,998	25,598	27,546
General and administrative	13,293	17,995	19,898
Restructuring expense	784	—	6,543

Total operating expenses	59,861	78,315	86,584

Income (loss) from operations	(6,259)	(1,633)	4,610
Interest income, net	520	2,383	2,198
Other income, net	9	417	822

Income (loss) before income taxes	(5,730)	1,167	7,630
Provision for income taxes	5,034	102	1,602

Net income (loss)	$(10,764)	$1,065	$6,028

Net income (loss) per share:
Basic	$(0.36)	$0.03	$0.19

Diluted	$(0.36)	$0.03	$0.18

Weighted average shares used in computing net income (loss) per share:
Basic	30,067	31,658	32,425

Diluted	30,067	31,957	33,261

The accompanying notes are an integral part of these consolidated financial statements.

CHORDIANT SOFTWARE, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance at September 30, 2006	32,030	$32	$286,440	$(232,943)	$3,696	$57,225
Comprehensive income:
Net income	—	—	—	6,028	—	6,028
Unrealized gain/loss on marketable securities, net	—	—	—	—	(2)	(2)
Foreign currency translation gain	—	—	—	—	899	899

Total comprehensive income	—	—	—	—	—	6,925

Exercise of stock options	1,328	1	6,113	—	—	6,114
Cancellation of restricted stock awards	(137)	—	—	—	—	—
Stock-based compensation-stock options	—	—	2,870	—	—	2,870
Stock-based compensation-restricted stock awards	—	—	150	—	—	150
Tax benefit from stock options	—	—	77	—	—	77

Balance at September 30, 2007	33,221	33	295,650	(226,915)	4,593	73,361
Comprehensive income:
Net income	—	—	—	1,065	—	1,065
Unrealized gain/loss on marketable securities, net	—	—	—	—	2	2
Foreign currency translation loss	—	—	—	—	(833)	(833)

Total comprehensive income	—	—	—	—	—	234

Exercise of stock options	135	0	730	—	—	730
Issuance of restricted stock awards	71	—	—	—	—	—
Repurchase and retirement of common stock	(3,351)	(3)	(18,595)	—	—	(18,598)
Stock-based compensation-stock options	—	—	3,777	—	—	3,777
Stock-based compensation-restricted stock awards	—	—	348	—	—	348
Stock-based compensation-restricted stock units	—	—	0	—	—	—

Balance at September 30, 2008	30,076	30	281,910	(225,850)	3,762	59,852
Comprehensive loss
Net loss	—	—	—	(10,764)	—	(10,764)
Foreign currency translation loss	—	—	—	—	(831)	(831)

Total comprehensive loss	—	—	—	—	—	(11,595)

Exercise of stock options	42	0	88	—	—	88
Issuance of restricted stock awards	90	—	—	—	—	—
Stock-based compensation-stock options	—	—	2,892	—	—	2,892
Stock-based compensation-restricted stock awards	—	—	369	—	—	369
Stock-based compensation-restricted stock units	—	—	407	—	—	407

Balance at September 30, 2009	30,208	$30	$285,666	$(236,614)	$2,931	$52,013

The accompanying notes are an integral part of these consolidated financial statements.

CHORDIANT SOFTWARE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended September 30,
	2009	2008	2007

Cash flows from operating activities:
Net income (loss)	$(10,764)	$1,065	$6,028
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,636	1,766	1,611
Amortization of intangibles and capitalized software	1,504	2,149	2,133
Non-cash stock-based compensation expense	3,668	4,125	3,020
Excess tax benefits from stock-based compensation	—	—	(77)
Provision (reversal) for doubtful accounts	(125)	663	82
Non-cash provision (benefit) for income taxes	3,418	(511)	—
(Gain)/loss on disposal of assets	—	(8)	673
Accretion of discounts on investments	—	(56)	(131)
Other non-cash charges	—	—	445
Changes in assets and liabilities:
Accounts receivable	7,291	1,129	(11,825)
Prepaid expenses and other current assets	2,509	96	(59)
Other assets	(626)	(249)	2,585
Accounts payable	(3,694)	(222)	238
Accrued expenses, other long term liabilities and restructuring	(2,936)	(4,245)	(2,383)
Deferred revenue	(5,706)	(19,383)	36,573

Net cash provided by (used in) operating activities	(3,825)	(13,681)	38,913

Cash flows from investing activities:
Property and equipment purchases	(387)	(1,353)	(2,809)
Capitalized product development costs	(135)	(413)	(257)
Proceeds from release of restricted cash	—	223	215
Purchases of marketable securities and short term investments	—	(5,099)	(18,028)
Proceeds from sale and maturities of short term investments	—	17,322	6,000

Net cash provided by (used in) investing activities	(522)	10,680	(14,879)

Cash flows from financing activities:
Proceeds from exercise of stock options	88	730	6,191
Repurchase of common stock	—	(18,598)	—
Payment on capital leases	—	—	(96)
Excess tax benefits from stock-based compensation	—	—	77

Net cash provided by (used in) financing activities	88	(17,868)	6,172

Effect of exchange rate changes	(1,394)	(1,602)	2,503

Net increase (decrease) in cash and cash equivalents	(5,653)	(22,471)	32,709
Cash and cash equivalents at beginning of the year	55,516	77,987	45,278

Cash and cash equivalents at end of the year	$49,863	$55,516	$77,987

Supplemental cash flow information:
Cash paid for interest	$5	$2	$3

Cash paid for income taxes	$1,269	$567	$1,669

The accompanying notes are an integral part of these consolidated financial statements.

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—THE COMPANY

Chordiant Software, Inc., or the Company, or Chordiant, is an enterprise software vendor that offers software solutions for global business-to-consumer companies that seek to improve the quality of their customer interactions and to reduce costs through increased employee productivity and process efficiencies. The Company concentrates on serving global customers in insurance, healthcare, telecommunications, financial services, and other consumer direct industries. The Company was incorporated in California in March 1991 and reincorporated in Delaware in October 1997.

The Company delivers customer solutions that include software applications and tools and services that enable businesses to integrate their customer information and corporate systems so that they can have an accurate, real-time view of their customers across multiple forms of customer interaction. The Company also offers a suite of predictive and adaptive decisioning applications.

The Company believes its solutions offer flexibility to businesses to set business policies and processes to control the quality of servicing, fulfillment and marketing to their customers. The Company’s solutions enable its customers to control and change their business policies and processes. The Company believes that it is a leader in providing business process driven solutions for customer management.

The Company’s software solutions and architecture are based on leading industry standards that are widely adopted by business customers in the industries the Company serves. The Company believes these solutions are capable of being the foundation for contemporary distributed computing environments required by global business-to-consumer enterprises.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of Consolidated Financial Statements in conformity with Generally Accepted Accounting Principles or GAAP in the United States of America requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

On an on-going basis, the Company evaluates the estimates, including those related to our allowance for doubtful accounts, the valuation of stock-based compensation, the valuation of goodwill and intangible assets, the valuation of deferred tax assets, restructuring expenses, contingencies, vendor specific objective evidence or VSOE of fair value in multiple element arrangements and the estimates associated with the percentage-of-completion method of accounting for certain of our revenue contracts. The Company bases the estimates on historical experience and on various other assumptions that are believed to be reasonable. Actual results may differ materially from these estimates under different assumptions or conditions.

Cash, Cash Equivalents and Marketable Securities

Cash equivalents consist of highly liquid instruments purchased with an original maturity of three months or less. The Company invests primarily in money market funds as these investments have historically been subject to minimal credit and market risks.

Historically the Company’s marketable securities have been classified as available-for-sale. In accordance with a Financial Accounting Standards Board or FASB standard, available-for-sale securities are carried at fair value with unrealized gains and losses included as a separate component of Stockholder’s Equity, net of any tax effect. Realized gains and losses and declines in value determined by management to be

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

other than temporary on these investments are included in interest income and expense when held. The Company periodically evaluates these investments for other-than-temporary impairment. For the purposes of computing realized gains and losses, cost is identified on a specific identification basis. As of September 30, 2009 and 2008, the Company held no marketable securities. For the year ended September 30, 2008, less than $0.1 million of gains were realized on the sale of marketable securities. For the years ended September 30, 2009 and 2007, no gains or losses were realized on the sale of marketable securities.

Restricted Cash

At September 30, 2009 and 2008, interest bearing certificates of deposit were classified as restricted cash. These restricted cash balances serve as collateral for letters of credit securing certain lease obligations. These restricted cash balances are classified in Other assets in the Consolidated Balance Sheets. See Note 5 for restricted cash balances at each balance sheet date.

Fair Value of Financial Instruments

The Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and borrowings are carried at cost, which approximates fair value because of the short-term nature of these instruments. The reported amount of borrowings approximates fair value because of the market value interest rates that these debts bear. As of September 30, 2009, the Company had no borrowings.

During the years ended September 30, 2009, 2008, and 2007, the Company did not enter into any foreign currency forward exchange contracts.

Revenue recognition

The Company derives revenue from licensing software and related services, which include assistance in implementation, customization and integration, post-contract customer support or PCS , training and consulting. All revenue amounts are presented net of sales taxes in the Company’s Consolidated Statements of Operations. The amount and timing of revenue is difficult to predict and any shortfall in revenue or delay in recognizing revenue could cause operating results to vary significantly from period to period and could result in operating losses. The accounting rules related to revenue recognition are complex and are affected by the interpretation of the rules and an understanding of industry practices, both of which are subject to change. Consequently, the revenue recognition accounting rules require management to make significant estimates based on judgment.

For arrangements with multiple elements, the Company recognizes revenue for services and PCS based upon the fair value VSOE of the respective elements. The fair value VSOE of the services element is based upon the standard hourly rates charged for the services when such services are sold separately. The fair value VSOE for annual PCS is generally established with the contractual future renewal rates included in the contracts, when the renewal rate is substantive and consistent with the fees when support services are sold separately. When contracts contain multiple elements and fair value VSOE exists for all undelivered elements, the Company accounts for the delivered elements, principally the license portion, based upon the “residual method” as prescribed by relevant accounting guidance on software recognition. In multiple element transactions where VSOE is not established for an undelivered element, revenue is recognized upon the establishment of VSOE for that element or when the element is delivered.

At the time a transaction is entered into, the Company assesses whether any services included within the arrangement relate to significant implementation or customization that is essential to the functionality of our products. For contracts for products that do not involve significant implementation or customization essential to the product functionality, the Company recognizes license revenue when there is persuasive evidence of an arrangement, the fee is fixed or determinable, collection of the fee is probable and delivery has occurred as prescribed by relevant accounting guidance on revenue recognition. For contracts that involve significant implementation or customization services essential to the functionality of our products, the license and professional consulting services revenue is recognized using either the percentage-of-completion method or the completed contract method.

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

The percentage-of-completion method is applied when the Company has the ability to make reasonably dependable estimates of the total effort required for completion using labor hours incurred as the measure of progress towards completion. The progress toward completion is measured based on the “go-live” date. The “go-live” date is defined as the date the essential product functionality has been delivered, or the application enters into a production environment or the point at which no significant additional Chordiant supplied professional service resources are required. Estimates are subject to revisions as the contract progresses to completion and these changes are accounted for as changes in accounting estimates when the information becomes known. Information impacting estimates obtained after the balance sheet date but before the issuance of the financial statements is used to update the estimates. Provisions for estimated contract losses, if any, are recognized in the period in which the loss becomes probable and can be reasonably estimated. When additional licenses are sold related to the original licensing agreement, revenue is recognized upon delivery if the project has reached the go-live date, or if the project has not reached the go-live date, revenue is recognized under the percentage-of-completion method. Revenue from these arrangements is classified as license and service revenue based upon the estimated fair value of each element using the residual method.

The completed contract method is applied when the Company is unable to obtain reasonably dependable estimates of the total effort required for completion. Under the completed contract method, all revenue and related costs of revenue are deferred and recognized upon completion.

For product co-development arrangements relating to software products in development prior to the consummation of the individual arrangements, where the Company retains the intellectual property being developed, and intends to sell the resulting products to other customers, license revenue is deferred until the delivery of the final product, provided all other requirements of the guidance on software revenue recognition are met. Expenses associated with these co-development arrangements are normally expensed as incurred as they are considered to be research and development costs that do not qualify for capitalization or deferral.

Revenue from subscription or term license agreements, which include software and rights to unspecified future products or maintenance, is recognized ratably over the term of the subscription period. Revenue from subscription or term license agreements, which include software, but exclude rights to unspecified future products and maintenance, is recognized upon delivery of the software if all conditions of recognizing revenue have been met, including that the related agreement is non-cancelable, non-refundable and provided on an unsupported basis.

For transactions involving extended payment terms, the Company deems these fees not to be fixed or determinable for revenue recognition purposes and revenue is deferred until the fees become due and payable.

For arrangements with multiple elements accounted for under relevant accounting guidance where the Company determines it can account for the elements separately and the fees are not fixed or determinable due to extended payment terms, revenue is recognized in the following manner. If the undelivered element is PCS, or other services, an amount equal to the estimated value of the services to be rendered prior to the next payment becoming due is allocated to the undelivered services. The residual of the payment is allocated to the delivered elements of the arrangement.

For arrangements with multiple elements accounted for under the relevant accounting guidance where the Company determines it can account for the elements separately and the fees are not fixed or determinable due to extended payment terms, revenue is recognized in the following manner. Amounts are first allocated to the undelivered elements included in the arrangement, as payments become due or are received, the residual is allocated to the delivered elements.

Revenue for PCS is recognized ratably over the support period which ranges from one to five years.

Training and consulting services revenue is recognized as such services are performed on an hourly or daily basis for time and material contracts. For consulting services arrangements with a fixed fee, revenue is recognized on a percentage-of-completion basis.

For all sales, either a signed license agreement or a binding purchase order with an underlying master license agreement is used as evidence of an arrangement. Sales through third party systems integrators are evidenced by a master agreement governing the relationship together with binding purchase orders or order forms on a transaction-by-transaction basis. Revenues from reseller arrangements are recognized

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

on the “sell-through” method, when the reseller reports to the Company the sale of software products to end-users. The Company’s agreements with customers and resellers do not contain product return rights.

Collectability is assessed based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. Collateral is generally not requested from customers. If it is determined that the collection of a fee is not probable, the revenue is recognized at the time the collection becomes probable, which is generally upon the receipt of cash.

Stock-based Compensation

The Company measures and recognizes compensation expense for all share-based payment awards made to employees and directors including employee stock options, restricted stock awards or RSAs, restricted stock units or RSUs, and employee stock purchases related to the Employee Stock Purchase Plan, or ESPP, based on estimated fair values in accordance with a FASB standard on stock compensation. The FASB standard requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Consolidated Statement of Operations.

The Company estimates the fair value of shared-based payment awards on the date of grant using the Black-Scholes model. We used the trinomial lattice valuation technique to determine the assumptions used in the Black-Scholes model. The trinomial lattice valuation technique was used to provide better estimates of fair values and meet the fair value objectives of the FASB standard.

The Company’s determination of fair value of share-based payment awards on the date of grant is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to the Company’s expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors. Because changes in the subjective assumptions can materially affect the estimated value, in management’s opinion, the existing valuation models may not provide an accurate measure of the fair value of the Company’s employee stock options. Although the fair value of stock options, RSAs, and RSUs is determined in accordance with the an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

As stock-based compensation expense recognized in the Consolidated Statement of Operations for the years ended September 30, 2009, 2008, and 2007 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. The FASB standard requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

There was no stock-based compensation expense related to the ESPP recognized during the years ended September 30, 2009, 2008 and 2007 as it’s currently suspended. See Note 12 for additional information.

Settlement of Intercompany Loan

In June 2009, a long term intercompany account from the U.S. parent to the U.K. subsidiary in the original amount of $22.9 million was settled. The settlement of this long term intercompany account resulted in a foreign currency translation gain which is classified as a component of Accumulated Other Comprehensive Income in the 2009 Consolidated Balance Sheet.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash, cash equivalents, restricted cash, and accounts receivable. To date, the Company has invested excess funds in money market accounts, commercial paper, corporate bonds, and certificates-of-deposit. The Company has cash and cash equivalents on deposit at various large banks and institutions domestically and internationally.

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

The Company’s accounts receivable are derived from sales to customers located in North America, Europe, and elsewhere in the world. The Company performs ongoing credit evaluations of customers’ financial condition and, generally, requires no collateral from customers. The Company maintains an allowance for doubtful accounts when deemed necessary.

The Company estimates its allowance for doubtful accounts by analyzing accounts receivable for specific risk accounts as well as providing for a general allowance amount based on historical billing dispute percentages. The estimate considers historical bad debts, customer concentrations, customer credit-worthiness and current economic trends. Based upon current economic conditions, the Company reviewed accounts receivable and has recorded allowances as deemed necessary.

Some of our current or prospective customers have recently been facing financial difficulties. Customers that have accounted for significant revenues in the past may not generate revenues in any future period, causing any failure to obtain new significant customers or additional orders from existing customers to materially affect our operating results. The following table summarizes the revenues from customers that accounted for 10% or more of total revenues:

	Year Ended September 30,
	2009	2008	2007
Vodafone Group Services Limited and affiliated companies	20%	11%	*
Citicorp Credit Services, Inc.	10%	22%	23%
International Business Machine (IBM)	*	*	16%

*	Represents less than 10% of total revenues.

At September 30, 2009, General Motors Corporation, the Royal Bank of Scotland plc, and Turkiye Is Bankasi, A.S. accounted for approximately 17%, 14% and 11% of our accounts receivable, respectively. At September 30, 2008, Citicorp Credit Services, Inc., Vodafone Group Services Limited and affiliated companies, and IBM accounted for approximately 19%, 18% and 13% of our accounts receivable, respectively.

Research and Development

Software development costs are expensed as incurred until technological feasibility of the underlying software product is achieved. After technological feasibility is established, software development costs are capitalized until general availability of the product. Capitalized costs are then amortized at the greater of a straight line basis over the estimated product life, or the ratio of current revenue to total projected product revenue.

During fiscal years 2008 and 2009, technological feasibility to port existing products to new platforms was established through the completion of detailed program designs. Costs aggregating $0.5 million associated with these products have been capitalized and included in Other Assets as of September 30, 2009. As porting of these products are completed, the capitalized costs are being amortized using the straight-line method over the estimated economic life of the product which is 36 months. For the years ended September 30, 2009 and 2008, amortization expense, included in cost of revenue for licenses related to these products was $0.1 million and less than $0.1 million, respectively. As of September 30, 2009, the unamortized expense was approximately $0.4 million.

During the quarter ended September 30, 2006, technological feasibility to port an existing product to a new platform was established through the completion of a detailed program design. Costs aggregating $0.5 million associated with this product were capitalized and included in Other assets as of September 30, 2007. This product was completed and became available for general release in July 2007, accordingly, the capitalized costs are being amortized using the straight-line method over the remaining estimated economic life of the product which is 36 months. For the years ended September 30, 2009, 2008 and 2007, amortization expense, included in cost of revenue for licenses related to this

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

product was $0.2 million, $0.2 million and less than $0.1 million, respectively. As of September 30, 2009, the unamortized expense was $0.1 million.

During the quarter ended September 30, 2004, technological feasibility for an acquired banking product was established through the completion of a detailed program design. Costs aggregating $2.7 million associated with this product were capitalized and included in Other assets as of September 30, 2005. During the quarter ended September 30, 2005, the product became available for general release and, accordingly, the costs capitalized commenced to be amortized. The capitalized costs were amortized using the straight-line method over the estimated economic life of the product which was 36 months. For the years ended September 30, 2008 and 2007, amortization expense related to this product was approximately $0.7 million and $0.9 million, respectively. As of September 30, 2008, the product was fully amortized.

Subsequent Events

The Company has evaluated subsequent events through the time that we filed these financial statements in our Form 10-K Report with the SEC on November 19, 2009.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of assets, which range from three to seven years. Amortization of leasehold improvements is calculated using the straight-line method over the shorter of the economic life of the asset or the lease term. Purchased internal-use software consists primarily of amounts paid for perpetual licenses to third party software applications, which are amortized over their estimated useful lives, generally three years. Depreciation and amortization expense was approximately $1.6 million, $1.7 million, and $1.5 million for the years ended September 30, 2009, 2008, and 2007, respectively.

As required by FASB guidance, the Company has recorded an Asset Retirement Obligation (ARO) of approximately $0.3 million and a corresponding increase in leasehold improvements. The FASB guidance requires the recognition of a liability for the fair value of a legally required conditional ARO when incurred, if the liability’s fair value can be reasonability estimated. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is amortized over the life of the asset.

The Company’s ARO is associated with leasehold improvements to facilities where the Company is the lessee and the lease agreement contains a reinstatement clause, which generally requires any leasehold improvements the Company makes to the leased property be restored to their original condition at the end of the lease. This amount represents the present value of the ARO and will be amortized over the term of the lease.

Goodwill and Intangible Assets

As required by a FASB standard, the Company tests for impairment of goodwill and other indefinite-lived assets on an annual basis, or more frequently if indicators of impairment are present. Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired. Intangible assets that are not considered to have an indefinite useful life are amortized over their useful lives, which range from one and one half to five years (See Note 5 to the Consolidated Financial Statements). The carrying amount of these assets is reviewed whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of these assets is measured on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in our current business model. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. The Company did not recognize any goodwill or intangible asset impairment charges in the years ended September 30, 2009, 2008, and 2007.

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

In the fiscal year ended September 30, 2008, the Company reduced goodwill by $9.5 million. The adjustment relates to a tax benefit attributable to our acquisition in the United Kingdom. The adjustment of goodwill is discussed in Note 11 to the Consolidated Financial Statements.

Royalties

The Company has certain royalty commitments associated with the shipment and licensing of certain products or components of products. Royalty expense is generally based on a percentage of the underlying revenue and subject to minimum and maximum amounts. Royalty expense was approximately $0.4 million, $0.5 million, and $1.8 million for the years ended September 30, 2009, 2008, and 2007, respectively.

Advertising Costs

Advertising costs are expensed to sales and marketing expense as incurred. Advertising costs for the year ended September 30, 2009, 2008, and 2007 totaled approximately $0.2 million, $0.2 million, and $0.5 million, respectively.

Foreign Currency Translation

The functional currency of our foreign entities is their respective local currency. Foreign currency assets and liabilities are translated at the current exchange rates at each balance sheet date. Revenues and expenses are translated at weighted average exchange rates in effect during the year. The related unrealized gains and losses from foreign currency translation are recorded in Accumulated Other Comprehensive Income (Loss) as a separate component of Stockholders’ Equity. Net gains and losses resulting from foreign exchange transactions are included in Other Income, Net. For the years ended September 30, 2009, 2008 and 2007, the Company recorded net foreign currency transaction gains and (losses) of approximately less than ($0.1) million, $0.3 million, and $0.6 million, respectively.

Income Taxes

In accordance with a FASB standard, income taxes are accounted for using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current period and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in our financial statements or tax returns. The measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

Effective October 1, 2007, the Company adopted a FASB guidance on tax provisions that prescribes a recognition threshold and measurement guidance for the financial statement reporting of uncertain tax positions taken or expected to be taken in a company’s income tax return. The application of this FASB guidance is explained in Note 11 to the Consolidated Financial Statements.

Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with a FASB standard. Under the provisions of the FASB standard, basic net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and potentially dilutive shares outstanding during the period. Potentially dilutive shares, which consist of incremental shares issuable upon the exercise of stock options, unvested RSAs (using the treasury stock method), and unvested RSUs (using the treasury stock method), are included in the calculation of diluted net income per share, in periods in which net income is reported, to the extent such shares are dilutive. In accordance with the FASB standard, unvested performance based RSUs are not included in the computation of earnings per share as they are considered contingently issuable shares. The calculation of diluted net loss per share excludes potential common shares as their effect is anti-dilutive for the fiscal year ended September 30, 2009.

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

The following table sets forth the computation of basic and diluted net income (loss) per share for the periods indicated (in thousands, except for per share data):

	Years ended September 30,
	2009	2008	2007

Net income (loss) available to common stockholders	$(10,764)	$1,065	$6,028

Denominator:
Weighted average common stock outstanding	30,067	31,658	32,650
Common stock subject to repurchase	—	—	(225)

Denominator for basic calculation	30,067	31,658	32,425

Effect of dilutive potential common shares	— (*)	252	836
Effect of dilutive RSAs and RSUs	— (*)	47	—

Denominator for diluted calculation	30,067	31,957	33,261

Net income (loss) per share – basic	$(0.36)	$0.03	$0.19

Net income (loss) per share – diluted	$(0.36)	$0.03	$0.18

(*) – Dilutive potential common shares are excluded from the calculation of diluted net loss per share.

The following table sets forth the potential total common shares that are excluded from the calculation of diluted net loss per share as their effect is anti-dilutive as of the dates indicated (in thousands):

September 30, 2009

Stock options	3,694
RSAs	90
RSUs	588

4,372

NOTE 3—RECENT ACCOUNTING PRONOUNCEMENTS

In October 2009, the FASB issued an Accounting Standard Update or ASU that amends software revenue recognition to remove from the scope of industry specific revenue accounting guidance for software and software related transactions, tangible products containing software components and non-software components that function together to deliver the product’s essential functionality. The ASU will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and early adoption will be permitted. The Company is currently evaluating the effects of implementing this ASU.

In October 2009, the FASB issued an ASU that addresses criteria for separating the consideration in multiple-element arrangements. The ASU will require companies to allocate the overall consideration to each deliverable by using a best estimate of the selling price of individual deliverables in the arrangement in the absence of VSOE or other third-party evidence of the selling price. The ASU will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and early adoption will be permitted. The Company is currently evaluating the effects of implementing this ASU.

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

In August 2009, the FASB issued an ASU on the fair value measurement of liabilities. This amendment provides guidance on estimating the fair value of a liability. It is effective in the first reporting period after issuance. The Company has evaluated the ASU and has determined that it will not have a significant impact on the determination or reporting of our financial results.

In June 2009, the FASB issued a standard that establishes a Codification as the single source of accounting principles and the framework for selecting the accounting principles used in preparing financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP. The standard is effective for financial statements that cover interim and annual periods ending after September 15, 2009. The Company has evaluated the standard and determined that it does not have a significant impact on the determination or reporting of our financial results.

In June 2009, the FASB issued a standard that provides further guidance on assessing the consolidation of variable interest entities or VIE. This standard will, among other things, establish new criteria for determining the primary beneficiary, and increase the frequency of required reassessments to determine whether a company is the primary beneficiary of a VIE. It also clarifies the characteristics that identify a VIE and contains a new requirement that any term, transaction, or arrangement that does not have a substantive effect on an entity’s status as a VIE, a company’s power over a VIE, or a company’s obligation to absorb losses or its rights to receive benefits of an entity must be disregarded. The standard will be effective for annual financial statements for periods ending after November 15, 2009. The Company has evaluated the standard and has determined that it will not have a significant impact on the determination or reporting of our financial results.

In June 2009, the FASB issued a standard that eliminates the concept of a qualifying special-purpose entity, creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies other sale-accounting criteria, and changes the initial measurement of a transferor’s interest in transferred financial assets. The standard will be effective for transfers of financial assets in fiscal years beginning after November 15, 2009 and in interim periods within those fiscal years with earlier adoption prohibited. The Company has evaluated the standard and has determined that it will not have a significant impact on the determination or reporting of our financial results.

In May 2009, the FASB issued a standard intended to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for selecting that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. The standard is effective for interim or annual financial periods ending after June 15, 2009. The Company evaluated the standard and determined that it does not have a significant impact on the determination or reporting of our financial results.

In April 2009, the FASB issued guidance that provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. It also includes guidance on identifying circumstances that indicate a transaction is not orderly. The guidance is effective for interim and annual reporting periods ending after June 15, 2009 on a prospective basis. The Company has evaluated the guidance and has determined that it will not have a significant impact on the determination or reporting of our financial results.

In April 2009, the FASB issued guidance which amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. The guidance is effective for interim and annual reporting periods ending after June 15, 2009. The Company has evaluated the guidance and has determined that it will not have a significant impact on the determination or reporting of our financial results.

In April 2009, the FASB issued guidance that amends the disclosure requirements relating to the fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. The guidance is effective for interim reporting periods ending after June 15, 2009. The Company has evaluated the guidance and has determined that it will not have a significant impact on the determination or reporting of our financial results.

In April 2009, the FASB issued guidance that amends and clarifies the initial recognition and measurement, subsequent measurement and accounting, and related disclosures of assets and liabilities arising from contingencies in a business combination. This guidance is effective

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

for assets and liabilities arising from contingencies in business combinations for which the acquisition date is on or after December 15, 2008. The Company has not had any business combinations on or after December 15, 2008 and therefore this guidance has not had an impact on our financial statements.

In November 2008, the FASB ratified guidance that clarifies the accounting for certain transactions and impairment considerations involving equity method investments. The guidance is effective for fiscal years beginning after December 15, 2008, with early adoption prohibited. The Company does not currently have any investments that are accounted for under the equity method and therefore the guidance will not have a significant impact on the determination of our financial results.

In November 2008, the FASB ratified guidance that clarifies the accounting for certain separately identifiable intangible assets which an acquirer does not intend to actively use but intends to hold to prevent its competitors from obtaining access to them. The guidance requires an acquirer in a business combination to account for a defensive intangible asset as a separate unit of accounting which should be amortized to expense over the period the asset diminishes in value. The guidance is effective for fiscal years beginning after December 15, 2008, with early adoption prohibited. The Company has evaluated the guidance and has determined that it will not have a significant impact on the determination or reporting of our financial results.

In October, 2008, the FASB issued guidance that clarifies the application of fair value and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. The guidance is effective upon issuance, including prior periods for which financial statements have not been issued. The Company has evaluated the guidance and has determined that it will not have a significant impact on the determination or reporting of our financial results.

NOTE 4—FINANCIAL INSTRUMENTS AND FAIR VALUE

The Company adopted the provisions of a FASB standard effective October 1, 2008. Under the FASB standard, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The Company has investments that are valued in accordance with the provisions of the FASB standard. The FASB standard establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

Level 1 – Valuations based on quoted prices in active markets for identical assets that the Company has the ability to access.

Level 2 – Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The following table represents information about the Company’s investments measured at fair value on a recurring basis (in thousands).

	Fair value of investments as of September 30, 2009
	Total	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money Market Funds included in Cash and Cash Equivalents	$39,497	$39,497	$—	$—

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

NOTE 5— BALANCE SHEET COMPONENTS

Accounts Receivable, Net

Accounts receivable, net, consists of the following (in thousands):

	September 30,
	2009	2008

Accounts receivable, net:
Accounts receivable	$17,017	$25,502
Less: allowance for doubtful accounts	(309)	(629)

	$16,708	$24,873

Prepaid Expenses and Other Current Assets

Prepaid expense and other current assets consist of the following (in thousands):

	September 30,
	2009	2008

Prepaid expense and other current assets:
Prepaid commissions and royalties	$582	$2,171
Deferred tax assets	1,684	3,102
Other prepaid expenses and current assets	1,740	2,895

	$4,006	$8,168

Property and Equipment, Net

Property and equipment, net, consists of the following (in thousands):

	September 30,
	2009	2008

Property and equipment, net:
Computer hardware (useful lives of 3 years)	$4,580	$4,744
Purchased internal-use software (useful lives of 3 years)	3,381	3,323
Furniture and equipment (useful lives of 3 to 7 years)	739	749
Leasehold improvements (shorter of 7 years or the term of the lease)	2,741	2,811

	11,441	11,627
Accumulated depreciation and amortization	(9,591)	(8,462)

	$1,850	$3,165

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

Intangible Assets, Net

Intangible assets, net, consist of the following (in thousands):

	September 30, 2009			September 30, 2008
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Intangible assets, net:
Developed technologies	$6,904	$(6,661)	$243	$6,904	$(5,765)	$1,139
Customer list and trade-names	2,731	(2,671)	60	2,731	(2,356)	375

	$9,635	$(9,332)	$303	$9,635	$(8,121)	$1,514

All of the Company’s acquired intangible assets are subject to amortization and are carried at cost less accumulated amortization. Amortization is computed on a straight-line basis over the assets estimated useful lives which are as follows: Developed technologies—one and one half to five years; trade-names—three to five years; and customer list—three to five years. Aggregate amortization expense for intangible assets totaled $1.2 million, $1.2 million, and $1.2 million for the years ended September 30, 2009, 2008, and 2007, respectively. The Company expects amortization expense on acquired intangible assets to be $0.3 million for the first quarter of fiscal year 2010 and become fully amortized.

Other Assets

Other assets consist of the following (in thousands):

	September 30,
	2009	2008

Other assets:
Long-term accounts receivable	$930	$—
Long-term restricted cash	90	89
Other assets	1,471	1,918

	$2,491	$2,007

The long-term account receivable balance represents a receivable from a single customer related to a multiple year maintenance renewal that occurred during the quarter ended March 31, 2009. This amount represents a payment which is due in the quarter ending March 31, 2011. All revenue associated with this receivable has been deferred and will be recognized as revenue over the term of the services performed. As of September 30, 2009, an allowance has not been provided for this receivable based on the Company’s assessment of the underlying customer’s credit worthiness.

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

Accrued Expenses

Accrued expenses consist of the following (in thousands):

	September 30,
	2009	2008

Accrued expenses:
Accrued payroll, payroll taxes and related expenses	$2,509	$5,088
Accrued restructuring expenses, current portion (Note 6)	408	538
Accrued third party consulting fees	505	1,264
Accrued income, sales and other taxes	1,786	1,678
Other accrued liabilities	1,126	888

	$6,334	$9,456

Deferred Revenue

Deferred revenue consists of the following (in thousands):

	September 30,
	2009	2008
Deferred revenue:
License	$7,314	$12,465
Support and maintenance	29,959	32,908
Other	688	961

	37,961	46,334
Less: current portion	(28,704)	(33,503)

Long-term deferred revenue	$9,257	$12,831

NOTE 6—RESTRUCTURING

Restructuring Costs

Through September 30, 2009, the Company approved certain restructuring plans to, among other things, reduce its workforce, terminate contracts and consolidate facilities. Restructuring and asset impairment expenses have been recorded to align the Company’s cost structure with changing market conditions and to create a more efficient organization. The Company’s restructuring expenses have been comprised primarily of: (i) severance and termination benefit costs related to the reduction of our workforce; (ii) lease termination costs and costs associated with permanently vacating certain facilities, and (iii) contract termination costs. The Company accounted for each of these costs in accordance with a FASB standard or previous FASB guidance.

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

Retroactive application of the FASB standard to periods prior to January 1, 2003, was prohibited; accordingly, the accrual relating to facilities vacated prior to the effective date of the FASB standard continues to be accounted for in accordance with the previous guidance. Accruals for facilities that were restructured prior to 2003 do not reflect any adjustments relating to the estimated net present value of cash flows associated with the facilities.

For each of the periods presented herein, restructuring expenses consist solely of:

•	Severance and Termination Benefits—These costs represent severance and payroll taxes related to restructuring plans.

•

Excess Facilities Costs—These costs represent future minimum lease payments related to excess and abandoned office space under leases, and the disposal of property and equipment including facility leasehold improvements, net of estimated sublease income.

•	Termination Costs—These costs represent contract termination costs related to the restructuring plan.

As of September 30, 2009, the total restructuring accrual consisted of the following (in thousands):

	Current	Non-Current	Total
Excess facilities	$408	$123	$531

Total	$408	$123	$531

As of September 30, 2009 and 2008, $0.4 million and $0.5 million, respectively, of the restructuring reserve are included in the Accrued Expenses line item on the Consolidated Balance Sheets. The allocation between current portion and long term portion is based on the current lease agreements or the anticipated settlement dates.

As of September 30, 2009, all severance and termination benefits and contract termination costs have been paid.

The Company expects to pay the excess facilities amounts related to the restructured or vacated leased office space as follows (in thousands):

Fiscal Year Ended September 30,	Total Net Future Minimum Lease Payments

2010	$408
2011	123

Total	$531

Included in the future minimum lease payments schedule above is an offset of $0.4 million of contractually committed sublease rental income.

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

Fiscal Year 2009 Restructuring

In October 2008, the Company initiated a restructuring plan, the 2009 Restructuring, intended to align its resources and cost structure with expected future revenues. The 2009 Restructuring plan included reductions in headcount and third party consultants across all functional areas in both North America and Europe. The 2009 Restructuring plan included a reduction of approximately 13% of the Company’s permanent workforce. A significant portion of the positions eliminated were in North America.

As a result of the cost-cutting measures, the Company recorded a pre-tax cash restructuring charge in the first quarter of fiscal year 2009, of approximately $0.9 million, including $ 0.8 million for severance costs and $0.1 million for other contract termination costs. As of September 30, 2009, all payments have been made.

	Severance and Benefits	Contract Termination Costs	Total
Provision	$758	$130	$888
Cash paid	(758)	(130)	(888)

Reserve balance as of September 30, 2009	$—	$—	$—

Fiscal Year 2007 Restructuring

In October 2006, the Company initiated a restructuring plan, the 2007 Restructuring, intended to align its resources and cost structure with expected future revenues. The restructuring plan included a balancing of service resources worldwide, elimination of duplicative functions internationally, and a shift in the U.S. field organization toward a focus on domain–based sales and pre-sales teams. As a result of the restructuring plan, management undertook a reduction of 33 positions or approximately 10% of the Company’s workforce and consolidation of the European headquarters in the United Kingdom and the closure of the France office.

As part of the 2007 Restructuring, the Company incurred a one-time restructuring expense of $6.1 million for severance and termination benefits, and excess facilities expensed to restructuring expense in the Consolidated Statements of Operations. The Company accrued lease costs pertaining to the consolidation of excess facilities relating to lease terminations and non-cancelable lease costs in France and the United Kingdom. During the three months ended March 31, 2007, the Company incurred an additional charge of $0.1 million for employee severance costs associated with the closure of the France office. In March 2007, the Company negotiated an early termination of the France office lease associated with its closure resulting in a $0.2 million reduction in the restructure facility liability. This reduction was recorded as an offset to restructuring expense in the period. The Company was able to terminate the France facility lease during the year ended September 30, 2007. In the quarter ended December 31, 2007, the Company negotiated an early termination option for the United Kingdom lease which terminated the lease in January 2008. All termination payments have now been made.

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

The following table summarizes the activity related to the 2007 Restructuring (in thousands):

	Severance and Benefits	Excess Facilities	Total
Provision	$1,752	$4,378	$6,130
Non-cash	4	(947)	(943)
Cash paid	(1,756)	(905)	(2,661)

Reserve balance as of September 30, 2007	—	2,526	2,526
Provision adjustment	—	(36)	(36)
Non-cash	—	(62)	(62)
Cash paid	—	(2,428)	(2,428)

Reserve balance as of September 30, 2008	$—	$—	$—

Fiscal Year 2005 Restructuring

In May 2005, the Company initiated an approximate 10% reduction in the Company’s workforce, or 2005 Restructuring, in order to improve profitability and control expenses. As part of the 2005 Restructuring, the Company incurred a one-time restructuring charge of $1.1 million in the fourth quarter ended September 30, 2005 for severance and termination benefits.

During the quarter ended March 31, 2007, the Company incurred an additional charge of less than $0.1 million for additional severance expense for an employee located in France. During the quarter ended December 31, 2008, the Company reversed the charge as the Company was not required to pay the severance expense to the employee. As of September 30, 2009, all severance and termination benefits have been paid.

Prior Restructurings

During fiscal year 2002, based upon the Company’s continued evaluation of economic conditions in the information technology industry and our expectations regarding revenue levels, the Company restructured several areas so as to reduce expenses and improve revenue per employee, or 2002 Restructuring. As part of the 2002 Restructuring, the Company recorded a total workforce reduction expense relating to severance and termination benefits of approximately $2.0 million and $3.8 million for years ended December 31, 2003 and 2002, respectively. In addition to these costs, the Company accrued lease costs related to excess facilities of $0.2 million and $2.8 million during the years ended December 31, 2003 and 2002, respectively, pertaining to the consolidation of excess facilities relating to lease terminations and non-cancelable lease costs. This expense was recorded net of estimated sublease income based on the then current comparable rates for leases in the respective markets.

During the year ended September 30, 2007, the Company entered into a new sublease for the last remaining facility lease associated with the 2002 Restructuring. As a result of this sublease, rental income was lower than previously estimated as part of the restructure facility reserve, and the Company recorded an additional $0.4 million of restructuring expense during the year ended September 30, 2007. The sublease term is through the entire remaining term of the Company’s lease obligation for the facility.

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

The following table summarizes the activity related to the 2002 Restructuring (in thousands):

Excess Facilities
Reserve balance as of September 30, 2006	$1,862
Provision adjustment	353
Non-cash	1
Cash paid	(856)

Reserve balance as of September 30, 2007	1,360
Non-cash	—
Cash paid	(417)

Reserve balance as of September 30, 2008	943
Non-cash	—
Cash paid	(412)

Reserve balance as of September 30, 2009	$531

NOTE 7—RELATED PARTY TRANSACTIONS

In August 2005, the Company entered into a service provider agreement with Infogain Corporation, or Infogain. Samuel T. Spadafora, a former director and executive officer of the Company, is a director of Infogain. Mr. Spadafora terminated his relationship with the Company in November 2006.

Charles E. Hoffman, a director of the Company, is the former President and Chief Executive Officer of Covad Communications Group, Inc. (“Covad”), a former customer of ours.

In February 2008, Daniel A. Gaudreau became a director of the Company. Mr. Gaudreau is the Chief Financial Officer of Actuate Corporation, a provider of licensed technology to the Company.

The following presents the related party transaction balances (in thousands):

	Revenue			Cost of Revenues			Payments
	Year Ended September 30,
	2009	2008	2007	2009	2008	2007	2009	2008	2007
Infogain Corporation	$—	$—	$—	$—	$—	$72	$—	$—	$204
Covad Communications	—	116	252	—	—	—	—	—	—
Actuate Corporation	—	—	—	—	—	—	—	3	20

	$—	$116	$252	$—	$—	$72	$—	$3	$224

There were no accounts receivable, accounts payable or deferred revenue balances with these companies as of September 30, 2009 and 2008.

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

NOTE 8—BORROWINGS

Revolving Line of Credit

The Company’s revolving line of credit with Comerica Bank expires on June 7, 2010. The terms of the agreement include a $5.0 million line of credit, available on a non-formula basis, and requires the Company to (i) maintain at least a $5.0 million cash balance in Comerica Bank accounts, (ii) maintain a minimum quick ratio of 2 to 1, (iii) maintain a liquidity ratio of at least 1 to 1 at all times, and (iv) subordinate any debt issuances subsequent to the effective date of the agreement, and certain other covenants. All assets of the Company have been pledged as collateral on the credit facility.

The revolving line of credit contains a provision for a sub-limit of up to $5.0 million for issuances of standby commercial letters of credit. As of September 30, 2009, the Company had utilized $0.1 million of the standby commercial letters of credit limit which serves as collateral for a leased facility. The revolving line of credit also contains a provision for a sub-limit of up to $3.0 million for issuances of foreign exchange forward contracts. As of September 30, 2009, the Company had not entered into any foreign exchange forward contracts. The Company is required to secure the standby commercial letters of credit and foreign exchange forward contracts through June 7, 2010. If these have not been secured to Comerica Bank’s satisfaction, the Company’s cash and cash equivalent balances held by Comerica Bank automatically secure such obligations to the extent of the then continuing or outstanding and undrawn letters of credit or foreign exchange contracts.

Borrowings under the revolving line of credit bear interest at the lending bank’s prime rate. Except for the standby commercial letters of credit, as of September 30, 2009, there were no outstanding balances on the revolving line of credit.

NOTE 9—COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company leases its facilities and certain equipment under non-cancelable operating leases that expire on various dates through 2014. Rent expense is recognized on a straight line basis over the lease terms.

Future minimum lease payments as of September 30, 2009 are as follows (in thousands):

	Operating Leases	Operating Sublease Income	Net Operating Leases
Fiscal year ended September 30:
2010	$3,576	$(294)	$3,282
2011	2,997	(86)	2,911
2012	2,199	—	2,199
2013	2,031	—	2,031
2014	351	—	351

Total minimum payments	$11,154	$(380)	$10,774

Operating lease obligations in the table above include approximately $0.9 million for our Boston, Massachusetts facility operating lease commitment that was included in Restructuring Expense. As of September 30, 2009, the Company has $0.4 million in sublease income contractually committed for future periods relating to this facility. See Note 6 for further discussion.

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

The office lease for our Cupertino headquarters was scheduled to expire on December 31, 2008. In July 2008, the Company renewed the lease for a five year period with an option to renew for an additional five years. The table above includes our lease commitment for this facility.

Rent expense for the years ended September 30, 2009, 2008, and 2007 totaled $2.6 million, $2.3 million, and $2.5 million, respectively. Certain operating leases included in the table above are part of our restructuring activities and lease payments on such leases are charged against the restructuring accrual.

Asset Retirement Obligations

As required by FASB guidance, the Company recorded an Asset Retirement Obligation (ARO) of approximately $0.3 million and a corresponding increase in leasehold improvements in the fiscal year 2007. The FASB guidance requires the recognition of a liability for the fair value of a legally required conditional ARO when incurred, if the liability’s fair value can be reasonability estimated. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is amortized over the life of the asset.

The Company’s ARO is associated with commitments to return property subject to operating leases to original condition upon lease termination. As of September 30, 2009, the Company estimated that gross expected cash flows of approximately $0.3 million will be required to fulfill these obligations.

ARO payments as of September 30, 2009 are included in Other Long-term Liabilities in the Consolidated Balance Sheets and are estimated as follows (in thousands):

Payments

Fiscal year ended September 30:
2010	$—
2011	147
2012	174

Total	$321

Other Obligations

The Company entered into an agreement with Ness Technologies Inc., Ness USA, Inc. (formerly Ness Global Services, Inc.) and Ness Technologies India, Ltd. (collectively, “Ness”), effective December 15, 2003, and in January 2009, the Company and Ness extended the Ness agreement through December 31, 2011. Pursuant to the Ness agreement, Ness provides the Company’s customers with technical product support through a worldwide help desk facility, a sustaining engineering function that serves as the interface between technical product support and internal engineering organization, product testing services, product development services and certain other identified technical and consulting services (collectively, the “Services”). Under the terms of the Ness agreement, the Company pays for services rendered on a monthly fee basis, including approved out-of-pocket expenses. If the Company terminates the Ness agreement for convenience prior to December 31, 2009, it may be required to pay a termination fee no greater than $0.5 million. The Company also had guaranteed certain equipment lease obligations of Ness for equipment acquired by Ness to be used in performance of the Services, either through leasing arrangements or direct cash purchases, for which the Company was obligated under the agreement to reimburse Ness. Ness entered into a 36 month equipment lease agreement with IBM India and, in connection with the lease agreement the Company had an outstanding standby letter of credit to guarantee Ness’ financial commitments under the lease. During the quarter ended June 30, 2009, the lease expired and the Company no longer has an obligation to reimburse Ness.

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

Indemnification

As permitted under Delaware law, the Company enters into indemnification agreements pursuant to which the Company is obligated to indemnify certain of its officers, directors and employees for certain events or occurrences while the officer, director or employee is, or was, serving at the Company’s request in such capacity. The Company’s Bylaws similarly provide for indemnification of its officers, directors and employees under certain circumstances to the maximum extent permitted under Delaware law. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements and arrangements is unlimited; however, the Company has a Director and Officer insurance policy that limits the Company’s exposure and may enable the Company to recover a portion of any future amounts paid. As a result of insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements and arrangements is minimal. Accordingly, the Company has no liabilities recorded for these agreements or arrangements as of September 30, 2009.

The Company enters into standard agreements with indemnification provisions in its ordinary course of business. Pursuant to these agreements, the Company agrees to indemnify, defend, hold harmless, and to reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally the Company’s customers or business partners, in connection with any patent, copyright or other intellectual property infringement claim by any third party with respect to the Company’s products. The term of these agreements is generally perpetual after execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these agreements is unlimited. The Company has not incurred significant costs to defend lawsuits or settle claims related to these agreements. The Company believes the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of September 30, 2009.

The Company may, at its discretion and in the ordinary course of business, enter into arrangements with our business partners whereby the business partners agree to provide services as subcontractors for the Company’s implementations. Accordingly, the Company enters into standard agreements with its customers, whereby the Company indemnifies them for other acts, such as personal property damage, by its subcontractors. The maximum potential amount of future payments the Company could be required to make under these agreements is unlimited; however, the Company has general and umbrella insurance policies that may enable the Company to recover a portion of any amounts paid. The Company has not incurred significant costs to defend lawsuits or settle claims related to these agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of September 30, 2009.

When, as part of an acquisition, the Company acquires all of the stock or all of the assets and liabilities of a company, the Company may assume the liability for certain events or occurrences that took place prior to the date of acquisition. The maximum potential amount of future payments, if any, the Company could be required to make for such obligations is undeterminable at this time. Accordingly, the Company has no amounts recorded for these contingent liabilities as of September 30, 2009.

The Company warrants that its software products will perform in all material respects in accordance with standard published specifications and documentation in effect at the time of delivery of the licensed products to the customer for a specified period of time. Additionally, the Company warrants that maintenance and consulting services will be performed consistent with generally accepted industry standards. If necessary, the Company would account for the estimated cost of product and service warranties based on specific warranty claims and claim history, however, the Company has not incurred significant expense under product or services warranties to date. As a result, the Company believes the estimated fair value of these warranties is minimal. Accordingly, the Company has no amounts recorded for these contingent liabilities as of September 30, 2009.

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

NOTE 10—LITIGATION

IPO Laddering

Beginning in July 2001, the Company and certain of its officers and directors (“Individuals”) were named as defendants in a series of class action stockholder complaints filed in the United States District Court for the Southern District of New York, now consolidated under the caption “In re Chordiant Software, Inc. Initial Public Offering Securities Litigation, Case No. 01-CV-6222.” In the amended complaint, filed in April 2002, the plaintiffs allege that the Company, the Individuals, and the underwriters of the Company’s initial public offering (“IPO”), violated Section 11 of the Securities Act of 1933, as amended (“Securities Act”), and Section 10(b) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), based on allegations that the Company’s registration statement and prospectus failed to disclose material facts regarding the compensation to be received by, and the stock allocation practices of, the Company’s IPO underwriters. The complaint also contains claims against the Individuals for control person liability under Securities Act Section 15 and Exchange Act Section 20. The plaintiffs seek unspecified monetary damages and other relief. Similar complaints were filed in the same court against hundreds of other public companies that conducted IPO’s of their common stock in the late 1990’s or in the year 2000 (collectively, the “IPO Lawsuits”).

On February 25, 2009, liaison counsel for plaintiffs informed the district court that a settlement of the IPO Lawsuits had been agreed to in principle, subject to formal approval by the parties and preliminary and final approval by the court. On April 2, 2009, the parties submitted a tentative settlement agreement to the court and moved for preliminary approval thereof. On June 11, 2009, the Court granted preliminary approval of the tentative settlement, ordered that Notice of the settlement be published and mailed, and set a Final Fairness Hearing for September 10, 2009. On October 6, 2009, the District Court certified the settlement class in each IPO Case and granted final approval of the settlement. On or about October 23, 2009, three shareholders filed a Petition for Permission To Appeal Class Certification Order, challenging the District Court’s certification of the settlement classes. Between October 29 and November 2, 2009, a number of shareholders also filed direct appeals, objecting to final approval of the settlement. Similar petitions and direct appeals may be filed by other shareholders. If the settlement is affirmed on appeal, the settlement will result in the dismissal of all claims against the Company and its officers and directors with prejudice, and the Company’s pro rata share of the settlement fund will be fully funded by insurance.

Yue vs. Chordiant Software, Inc.

On January 2, 2008, the Company and certain of its officers and one other employee were named in a complaint filed in the United States District Court for the Northern District of California by Dongxiao Yue under the caption Dongxiao Yue v. Chordiant Software, Inc. et al. Case No. CV 08-0019 (N.D. Cal.). The complaint alleged that the Company’s Marketing Director (“CMD”) software product infringed copyrights in certain software referred to as the “PowerRPC software,” copyrights that had been owned by Netbula LLC and assigned to Mr. Yue, the sole employee and owner of Netbula. The alleged infringement included (a) distributing more copies of the PowerRPC software than had originally been authorized in a run time license Netbula granted to Chordiant Software, Intl., (b) infringement of a software developer kit (“SDK”) by making copies of the SDK in excess of those that had been licensed by Netbula, (c) making unauthorized derivative works of the SDK, (d) unauthorized distribution of PowerRPC for products operating on the Windows Vista platform, and (e) unauthorized distribution of PowerRPC for server based products. Plaintiffs also alleged that the license Netbula granted to Chordiant Software, Int’l Ltd. should not be construed to authorize uses by its parent company, Chordiant Software, Inc. Plaintiffs sought unspecified monetary damages, disgorgement of profits, and injunctive relief according to proof. On February 5, 2008, the Company and its officers and employees filed a motion to dismiss the complaint for failure to state a claim upon which relief could be granted, and as to lack of personal jurisdiction as to one employee. On July 23, 2008, the Court issued an order that (1) denied plaintiffs’ motion to disqualify counsel; (2) granted one employee’s motion to dismiss for lack of personal jurisdiction, with prejudice, and (3) granted the Company’s motion to dismiss, ruling that Mr. Yue’s company, Netbula LLC, is the real party in interest and must appear through counsel. The Court ruled that Netbula LLC could file an amended complaint within 45 days and join Mr. Yue as an individual plaintiff at that time.

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

On September 9, 2008, plaintiffs Dongxiao Yue and Netbula LLC filed a First Amended Complaint asserting four causes of action relating to the Company’s alleged unauthorized use and distribution of plaintiffs’ PowerRPC software: claims for copyright infringement, unfair competition, and “accession and confusion of property” against the Company, and a claim for vicarious copyright infringement against the Company’s Chief Executive Officer and its former Vice President, General Counsel and Secretary (the “individual defendants”).

On September 20, 2008, the parties filed a stipulation allowing plaintiffs to file a Second Amended Complaint asserting the two causes of action for copyright infringement and vicarious copyright infringement, but not including the unfair competition and accession and confusion claims. The Second Amended Complaint sought unspecified monetary damages, disgorgement of profits, and injunctive relief according to proof. On November 10, 2008, the Company answered the complaint and asserted various affirmative defenses, including that the plaintiffs’ claims are barred by the existence of an express or implied license from the plaintiffs. On March 2, 2009, the Company filed a motion for summary judgment based on this defense. On July 9, 2009, the Court found triable issues about whether the Company held a license and accordingly denied the Company’s motion for summary judgment.

On November 10, 2008, the individual defendants filed a motion to dismiss on grounds that the plaintiffs failed to state a claim as to them. On March 20, 2009, the Court granted the motion to dismiss with leave for plaintiffs to amend their complaint. Plaintiffs filed a Third Amended Complaint on April 6, 2009, and the Company and individual defendants answered on April 23, 2009.

On May 29, 2009, as stipulated by the parties, the Court allowed plaintiffs to file a Fourth Amended Complaint to include allegations about the Company’s use in CMD of a different, additional Netbula product, an implementation of ONC RPC for Java. Plaintiffs filed the Fourth Amended Complaint on May 29, 2009, and the Company and the individual defendants answered on June 15, 2009.

Also in its May 29, 2009 order, the Court allowed discovery on all issues to proceed, set the close of discovery for October 30, 2009, and set the deadline for dispositive motions for December 14, 2010.

On September 24, 2009, the Court issued a trial scheduling order, with jury selection set for April 6, 2010, trial sessions on April 7-9 and April 13-16, arguments on April 20, 2010, and jury deliberation on April 21-23, 2010. The Court also set a final pretrial conference for March 22, 2010.

On October 30, 2009, both fact and expert discovery closed, although Plaintiffs and the Company each have pending motions to compel further discovery, with hearings set for November 17 and December 15, 2009.

On November 4, 2009, the parties stipulated to the dismissal, with prejudice, of the Company’s Chief Executive Officer from the case. On November 9, 2009, the Court ordered the dismissal of the Company’s Chief Executive Officer, leaving only one remaining individual defendant, the Company’s former general counsel.

On November 9, 2009, Plaintiffs filed a motion for partial summary judgment as to liability for copyright infringement of Plaintiffs’ implementation of ONC RPC for Java. Also on November 9, 2009, the Company filed a motion for summary judgment based on the Company’s rights to copy and distribute software under Plaintiffs’ licensing agreements. The Company also moved for summary judgment as to Plaintiffs’ ineligibility for statutory damages or attorney fees. The remaining individual defendant filed a motion for summary judgment as to vicarious infringement. All of these pending summary judgment motions are set to be heard on December 14, 2009.

The Company cannot predict the outcome or provide an estimate of any possible losses. The Company will continue to vigorously defend itself against the claims in these actions.

This action may divert the efforts and attention of our management and, if determined adversely to us, could have a material impact on our business, results of operations, financial condition or cash flows.

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

The Company, from time to time, is also subject to various other claims and legal actions arising in the ordinary course of business. The ultimate disposition of these various other claims and legal actions is not expected to have a material effect on our business, financial condition, results of operations or cash flows. However, litigation is subject to inherent uncertainties.

NOTE 11—INCOME TAXES

The components of income (loss) before income taxes are as follows (in thousands):

	Years ended September 30,
	2009	2008	2007

United States	$(17,259)	$(657)	$(2,363)
Foreign	11,529	1,824	9,993

	$(5,730)	$1,167	$7,630

The provision for income tax expense (benefit) was comprised of the following (in thousands):

	Years ended September 30,
	2009	2008	2007

Current
United States	$—	$—	$150
International	1,619	586	1,431
State	(3)	27	21

	1,616	613	1,602

Deferred
United States	—	—	—
International	3,418	(511)	—
State	—	—	—

	3,418	(511)	—

	$5,034	$102	$1,602

The Company’s provision for income taxes is $5.0 million, $0.1 million and $1.6 million for the years ended September 30, 2009, 2008, and 2007, respectively. At fiscal year ended 2009, as compared to fiscal year ended 2008, the $4.9 million increase in income taxes is primarily due to an increase in the taxable income of the Company’s UK subsidiaries which led to a non-cash tax expense of approximately $3.4 million and an increase of $0.8 million in unrecoverable withholding tax payments related to sales transactions that occurred in Egypt, India, Poland, Portugal and Turkey. The remainder of the Company’s provision is primarily attributable to taxes on earnings from our foreign subsidiaries.

At fiscal year ended 2008, as compared to fiscal year ended 2007, the $1.5 million decrease in income taxes is primarily due to the reduction of taxable income, the reversal of valuation allowance on deferred tax assets of $0.5 million and a decrease in unrecoverable withholding tax payments related to sales transactions that occurred in Turkey and Poland.

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

The provision for income taxes differs from the amount computed by applying the statutory federal income tax as follows (in thousands):

	Years ended September 30,
	2009	2008	2007

Income (loss) before income taxes	$(5,730)	$1,167	$7,630

Federal tax at 35 % statutory rate	$(2,005)	$408	$2,670
State tax (benefit), net of federal tax benefit	(211)	42	14
Stock-based compensation	593	599	531
Subpart F Income	210	444	—
Expenses not deductible for tax	195	73	81
Foreign tax at other than US rates	1,002	(564)	(2,067)
UK distribution	1,722	—	—
Valuation allowance	3,528	(900)	373

Provision for income taxes	$5,034	$102	$1,602

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of our deferred tax assets are as follows (in thousands):

	September 30,
	2009	2008
Net operating loss carryforwards	$55,649	$59,923
Accrued expenses and provisions	913	1,180
Tax credit carryforwards	5,050	3,899
Deferred revenue	8,184	7,033
Stock-based compensation	1,764	1,902
Depreciation and amortization	3,249	1,866

Gross deferred tax assets	74,809	75,803
Deferred tax valuation allowance	(69,645)	(65,852)

Net deferred tax assets	$5,164	$9,951

The valuation allowance increased by $3.8 million for period ended September 30, 2009. The Company records a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized in future periods. In evaluating the Company’s ability to recover deferred tax assets, the Company considers all available positive and negative evidence, including operating results, reversal of deferred tax liabilities, history of losses, and forecasts of future taxable income.

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

At September 30, 2009, the Company has $74.8 million in gross deferred tax assets (DTAs) attributable principally to net operating losses (NOLs). Prior to fiscal year 2008, the Company maintained a 100% valuation allowance on DTAs because it previously was unable to conclude that it is more-likely-than-not that it will realize the tax benefits of these DTAs. Based on recent operating results at the subsidiary level and the reorganization of the Company’s intellectual property, current projections of disaggregated future taxable income has enabled the Company to conclude that it is more-likely-than-not that it will have future taxable income sufficient to realize $5.2 million of tax benefits from its deferred tax assets, which consist of that portion of net deferred tax assets attributable to net operating losses (NOLs) residing in the United Kingdom. On September 30, 2008, the Company had released (eliminated) $10.0 million of the valuation allowance on its DTAs, of which $9.5 million was recognized as an offsetting reduction to goodwill (representing pre-acquisition NOLs) and $0.5 million was recognized as a credit (reduction) to the provision for income taxes. In future periods, the Company expects to incur tax expense related to the United Kingdom which will result in an increase in overall expense; however, to the extent that such tax expense is offset by the utilization of NOLs and capital allowances, the recognition of this additional tax expense will be a non-cash item.

The remaining balance of gross deferred tax assets was generated in the U.S. With respect to U.S. generated deferred tax assets, the Company recorded a full valuation allowance as the future realization of the tax benefit is not considered by management to be more likely than not. The Company’s estimate of future taxable income considers available positive and negative evidence regarding current and future operations, including projections of income in various states and foreign jurisdictions. The Company believes the estimate of future taxable income is reasonable; however, it is inherently uncertain, and if future operations generate taxable income greater than projected, further adjustments to reduce the valuation allowance are possible. Conversely, if the Company realizes unforeseen material losses in the future, or the ability to generate future taxable income necessary to realize a portion of the net deferred tax asset is materially reduced, additions to the valuation allowance could be recorded. At September 30, 2009, the balance of deferred tax valuation allowance is approximately $69.6 million.

At September 30, 2009, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $144.3 million and $36.2 million, respectively. Approximately $18.1 million of the federal net operating loss carryforwards represent net operating loss carryforwards related to Prime Response. In addition to the federal and state net operating loss carryforwards, the Company has approximately $13.6 million of net operating loss carryfowards that were generated in the United Kingdom, none of which will expire. Approximately $4.3 million of additional net operating loss carryforwards are related to stock option deductions which, if utilized, will be accounted for as an addition to equity rather than as a reduction of the provision for income taxes. These carryforwards are available to offset future federal and state taxable income and expire in fiscal years 2011 through 2029 and 2010 through 2029, respectively. At September 30, 2009, there are approximately $1.8 million of federal research and development credits and alternative minimum tax credits that expire in 2025 through 2029. For the year ended September 30, 2009, there were also California state credits of approximately $4.0 million of which $3.9 million does not expire.

On September 23, 2008, the state of California enacted tax legislation on the utilization of net operating losses and credit limitations. Effective fiscal year 2009, any California net operating losses that the Company generates will have a 20 year carryforward period and effective for fiscal year ended 2012, will have a two year carryback period. In addition, for fiscal year 2009 through fiscal year 2010, the Company will be unable to utilize California net operating losses as they are being temporarily disallowed as a result of this legislation. This may give rise to tax expense for any such taxable income rising out of the disallowable 2 year period. Any disallowed California net operating losses that cannot be utilized during the disallowed period will be extended by two years. For fiscal year 2012, the carryback amount cannot exceed 50% of the net operating loss, for fiscal year 2013, the carryback cannot exceed 75% of the net operating loss, and for fiscal year 2014, the carryback cannot exceed 100% of the net operating loss. For the year ended September 30, 2009, the Company generated $3.7 million of additional net operating losses in California which will expire in 2029.

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

Effective fiscal year 2009, California business tax credits will be limited to 50% of the Company’s tax liability. The carryover period for disallowed credit will be extended by the number of tax years that the credit was disallowed.

Under the Tax Reform Act of 1986, the amounts of, and the benefit from, net operating losses that can be carried forward may be impaired or limited in certain circumstances. Under Section 382 of the Internal Revenue Code (IRC), as amended, a cumulative stock ownership change of more than 50% over a three-year period can cause such limitations. The Company has analyzed its historical ownership changes and removed any net operating loss carryforwards that will expire unutilized from its deferred tax balances as a result of IRC Sec. 382 limitations.

At September 30, 2009, the Company has not provided for U.S. federal and state income taxes on foreign earnings which are expected to be invested outside of the U.S. indefinitely. Upon distribution of those earnings, the Company will be subject to U.S. income taxes (subject to a reduction of the foreign tax credit) and withholding taxes payable to the foreign countries where the foreign operations are located, if any.

The Company adopted a FASB guidance on tax provisions effective October 1, 2007. As a result of the implementation of this FASB guidance, the Company did not recognize a cumulative adjustment to the October 1, 2007 balance of retained earnings as the amount was deemed immaterial. As of October 1, 2007, the Company had gross unrecognized tax benefits of approximately $0.8 million. As of September 30, 2009, the Company had gross unrecognized tax benefits of approximately $1.0 million. The Company does not anticipate the total amount of our unrecognized tax benefits to significantly change over the next 12 months.

Total amount of unrecognized tax benefits (in thousands):

Balance at October 1, 2007	$831
Increase in balance due to current year tax position	153
Increase in balance due to prior year tax position	—
Reduction for prior year tax positions	(33)
Settlements	—

Balance at September 30, 2008	$951
Increase in balance due to current year tax position	70
Increase in balance due to prior year tax position	265
Reduction for prior year tax positions	(279)
Settlements	—

Balance at September 30, 2009	$1,007

In accordance with this FASB guidance, the Company has elected to classify interest and penalties related to uncertain tax positions as a component of our provision for income taxes. Accrued interest and penalties relating to the income tax on unrecognized tax benefits as of September 30, 2008 was less than $0.1 million.

The Company is subject to taxation in the U.S., various states and foreign jurisdiction. Due to the Company’s tax loss position in prior years, all tax years are open to examination in the U.S. and state jurisdictions for generation of net operating losses and tax credits. The Company is also open to examination in various foreign tax jurisdictions for tax years 2003 and forward, none of which were individually material.

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

NOTE 12—STOCK BENEFIT PLANS AND STOCK-BASED COMPENSATION

2005 Equity Incentive Plan

The 2005 Equity Incentive Plan, or 2005 Plan, was approved by stockholders at the annual meeting on September 27, 2005. The 2005 Plan replaces the 1999 Equity Incentive Plan, or 1999 Plan and provides for the grant of incentive stock options, nonstatutory stock options, stock purchase awards, RSAs, RSUs and other forms of equity compensation (collectively, the “stock awards”). The option price shall not be less than the fair market value of the shares on the date of grant and no portion may be exercised beyond ten years from that date. However, during the stock option review (see Note 3 in Notes to Consolidated Financial Statements of the 2006 Form 10-K), it was discovered that some options granted had the option price less than the fair market value of the shares on the date of grant. As more fully described on Form SC TO-I filed with the SEC on March 29, 2007, Chordiant amended these eligible options. Based on the terms of individual options grants, options granted under the 2005 Plan generally expire four to ten years after the grant date and generally becomes exercisable over a period of two to four years, with either yearly or monthly vesting. Under the 1999 Plan, stock options generally expire ten years after the grant date and vest over a period that is limited to five years, but were typically granted with a four-year vesting period. The stock option grant agreements allow for the early exercise of options granted to employees. Exercised but unvested shares are subject to repurchase by the Company at the initial exercise price. Beginning September 27, 2005, no additional stock awards will be granted under the 1999 Plan. Shares remaining available for issuance pursuant to the exercise of options or settlement of stock awards under the 1999 Plan of approximately 0.5 million shares were added to the share reserve of the 2005 Plan and, as of September 27, 2005, became available for issuance pursuant to stock awards granted under the 2005 Plan. All outstanding stock awards granted under the 1999 Plan will remain subject to the terms of the 1999 Plan, except that the Board may elect to extend one or more of the features of the 2005 Plan to stock awards granted under the 1999 Plan. Any shares subject to outstanding stock awards granted under the 1999 Plan that expire or terminate for any reason prior to exercise or settlement shall be added to the share reserve of the 2005 Plan and become available for issuance pursuant to stock awards granted under the 2005 Plan. The 2005 Plan increased the number of shares available for issuance by 2.2 million shares of common stock from an aggregate total of approximately 0.5 million shares available under the 1999 Plan as of September 27, 2005, resulting in an aggregate of approximately 2.7 million shares available for future grant and issuance under the 2005 Plan at that date. In January 2007, November 2007, and November 2008, the Board amended the 2005 plan to increase the number of shares reserved for future issuance by 1.6 million, 0.7 million, and 0.7 million shares respectively. These amendments were approved by the stockholders at the 2007, 2008, and 2009 Annual Meetings of Stockholders. As of September 30, 2009, there were approximately 2.8 million shares reserved for future issuance and approximately 3.8 million options that were outstanding under the 2005 Plan.

In the quarter ended December 31, 2007, the Company granted 0.2 million performance-based RSUs to selected executives of the Company pursuant to the 2005 Plan. In addition, new executives to the Company were also enrolled into the program during fiscal year 2008. The performance-based RSUs cliff vest at the end of a two year requisite service period, constituting the Company’s fiscal years 2008 and 2009, upon achievement of specified performance criteria established by the Compensation Committee of our Board of Directors. Total compensation cost for these awards is based on the fair market value of the shares at the date of grant. The portion of the total compensation cost related to the performance-based awards is subject to adjustment each quarter based on management’s assessment of the likelihood of achieving the two year performance criteria. As of September 30, 2009, management did not achieve the two year performance criteria and the 0.2 million grants were cancelled in October 2009.

During the fiscal year ended September 2009, the Company granted 0.5 million RSUs to executive officers, 0.1 million RSUs to non-executive management team members, and 0.1 million RSUs to a new management team member. The RSUs are equal to an equivalent number of shares of common stock. Vesting of the shares are time based with one third of the RSU’s vesting each year after the date of grant for a period of three years. Vested shares are subject to a two-year post-vesting holding period. In the event of certain changes in control of the Company, any unvested shares would automatically vest and vested shares subject to the holding period will be released.

2000 Nonstatutory Equity Incentive Plan

In March 2000, the Board adopted the 2000 Nonstatutory Equity Incentive Plan, or 2000 Plan. Stockholder approval of this plan was not required and was not obtained by the Company. The 2000 Plan provided for the grant of nonstatutory stock options and the issuance of

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

restricted stock and stock bonuses to employees. Generally, stock options under the 2000 Plan vest over a period of four years in equal monthly installments with 25% of the shares vesting after one year, and the remainder vesting in equal monthly installments over the remaining three years. In January 2007, the Board amended the 2000 Plan to reduce the number of shares available for future issuance to zero. No additional stock options will be granted under the 2000 Plan. As of September 30, 2009, there were approximately 0.3 million options outstanding under the 2000 Plan.

1999 Non-Employee Director Option Plan

The 1999 Non-Employee Director Stock Option Plan, or 1999 Director Plan, was adopted by the Board of Directors and became effective on the date of the Company’s initial public offering. The 1999 Director Plan was amended by the stockholders at the 2007 and 2009 Annual Meeting of Stockholders’. Under the amended 1999 Directors’ Plan , Directors will no longer receive stock options under the Directors’ Plan. Instead, continuing directors will be issued a single grant at each year’s annual meeting of the stockholders equal to a number of shares of restricted stock equal to $100,000 divided by the fair market value of the Company’s common stock on the date of the Annual meeting. These shares of restricted stock will vest on the earlier to occur of (1) the next annual meeting or (2) twelve (12) months from the date of grant. The maximum number of shares of restricted stock that a Board member may receive in connection with the annual grant of restricted stock under the Directors’ Plan is limited to 15,000 shares per year. New non-employee directors will receive a grant of restricted stock on substantially the same terms but with the number of shares and vesting schedule prorated in proportion to the amount time remaining between the grant and the first anniversary of the most recent annual meeting of stockholders. Such shares of restricted stock will be subject to a post-vesting holding period, such that the director may not sell or otherwise transfer any of the shares until the earliest of (1) the second anniversary of the vesting date, (2) the closing of a merger or sale of substantially all of the assets of the Company, (3) the certification by the Board that the director has suffered an unforeseeable emergency or (4) the death or disability of the director. Shares sold or withheld by the Company to cover applicable tax withholdings will not be deemed a violation of this holding period. Prior to January 2007, the amount reserved under the Directors’ Plan automatically increased on October 1st of each year by the greater of (1) 0.5% outstanding shares on such date or (2) the number of shares subject to stock awards made under the Directors’ Plan during the prior year. The Board amended and restated the Directors’ Plan to decrease the number of shares reserved for future issuance to 0.3 million shares and eliminated the automatic increase provision. As of September 30, 2009, approximately 0.1 million shares of common stock have been reserved for issuance and 0.2 million options are outstanding under the 1999 Director Plan.

On February 1, 2008, the Company’s Board members were granted 71,088 RSAs for their annual service award under the Directors’ Plan. The RSAs cliff vest at the earlier of the date of the first anniversary of the most recent Annual Meeting or on the date of the next Annual meeting. The shares vested during the fiscal year ended September 30, 2009.

On January 28, 2009, the Company’s Board members were granted 90,000 RSAs for their annual service award under the Directors’ Plan. The RSAs cliff vest at the earlier of the date of the first anniversary of the most recent Annual Meeting or on the date of the next Annual meeting.

Shareholder Rights Plan

On July 7, 2008, the Board of Directors declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.001 per share (the “Common Shares”), of the Company. The dividend was effective as of July 21, 2008 (the “Record Date”) with respect to the stockholders of record on that date. The Rights will also attach to new Common Shares issued after the Record Date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Preferred Shares”), of the Company at a price of $20.00 per one one-hundredth of a Preferred Share (the “Purchase Price”), subject to adjustment. Each Preferred Share is designed to be the economic equivalent of one hundred (100) Common Shares.

The Rights are exercisable only if a person or group acquires beneficial ownership of, or makes a tender for, 20 percent or more of our outstanding common stock.

If any person becomes the beneficial owner of 20 percent or more of our outstanding common stock, each Right not owned by such person or certain related parties will entitle its holder to purchase at the Right's then current exercise price shares of our common stock having a market value equal to twice the then current exercise price.

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

Our Board of Directors will be entitled to redeem the Rights at $0.001 per Right at any time prior to a person or group acquiring 20 percent or more of our common stock. Otherwise, the Rights will expire on July 21, 2011.

In conjunction with the Right’s Plan 500,000 shares of Preferred Stock, $0.001 par value per share, have been designated as Series A Junior Participating Preferred Stock. Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of one dollar ($1.00) per share but will be entitled to an aggregate dividend of one hundred times (100x) the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of one hundred dollars ($100) per share but will be entitled to an aggregate payment of one hundred (100x) times the payment made per Common Share. Each Preferred Share will have one hundred (100) votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive one hundred times (100x) the amount received per Common Share.

Stock Option Activity

The following table summarizes stock option activity under our stock option plans (in thousands, except per share data):

	Outstanding
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value Closing Price at 9/30/2009 of $3.89
Balance at September 30, 2006	3,689	$6.33
Granted	1,354	9.11
Options exercised	(1,328)	4.57
Options cancelled/forfeited	(537)	8.86

Balance at September 30, 2007	3,178	7.96
Granted	1,112	9.04
Options exercised	(135)	5.40
Options cancelled/forfeited	(493)	9.34

Balance at September 30, 2008	3,662	8.19
Granted	973	2.92
Options exercised	(42)	2.10
Options cancelled/forfeited	(899)	8.41

Balance at September 30, 2009	3,694	$6.82	6.32	$1,231

Vested and expected to vest at September 30, 2009	3,582	$6.86	6.26	$1,179

Exercisable at September 30, 2009	2,407	$7.24	5.96	$576

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

The following table summarizes information about stock options outstanding and exercisable at September 30, 2009 (in thousands, except exercise prices and contractual life data):

	Options Outstanding and Exercisable				Options Vested
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Aggregate Intrinsic Value Closing Price at 09/30/2009 of $3.89	Number Exercisable	Weighted Average Exercise Price	Aggregate Intrinsic Value Closing Price at 09/30/09 of $3.89
$0.35 – 2.32	673	4.00	$2.30	$1,073	289	$2.27	$469
2.50 – 4.75	564	6.52	3.97	158	344	3.87	107
4.90 – 7.53	462	6.62	6.43	—	359	6.62	—
7.58 – 8.13	455	6.13	7.95	—	406	7.95	—
8.25 – 8.35	586	7.29	8.26	—	420	8.26	—
8.38 – 9.25	584	7.97	9.18	—	298	9.14	—
9.26 – 45.00	370	5.94	12.52	—	291	12.53	—

$0.35 – 45.00	3,694	6.32	$6.82	$1,231	2,407	$7.24	$576

The aggregate intrinsic value in the preceding table represents the total intrinsic value, based on the Company’s closing stock price of $3.89 as of September 30, 2009, which would have been received by the option holders had all option holders exercised their options as of that date. The total intrinsic value of options exercised during the years ended September 30, 2009, 2008, and 2007 was $0.1 million, $0.8 million, and $8.5 million, respectively. As of September 30, 2009, total unrecognized compensation costs related to non-vested stock options was $3.4 million, which is expected to be recognized as expense over a weighted-average period of approximately 1.9 years.

Stock Award Activity

Non-vested stock awards are comprised of restricted stock awards and restricted stock units. The following table summarizes the stock award activity (in thousands, except per share data):

Non-vested Stock Awards	RSAs	RSUs		Total Number of Shares Underlying Awards	Weighted Average Grant Date Fair Value
Non-vested balance at September 30, 2006	407	—		407	$6.08
Awarded	—	—		—	—
Vested/Released	(270)	—		(270)	5.37
Forfeited	(137)	—		(137)	7.49

Non-vested balance at September 30, 2007	—	—		—	—
Awarded	71	—	*	71	8.44
Vested/Released	—	—		—	—
Forfeited	—	—		—	—

Non-vested balance at September 30, 2008	71	—		71	8.44
Awarded	90	638	*	728	2.46
Vested/Released	(71)	—		(71)	8.44
Forfeited	—	(50)		(50)	2.32

Non-vested balance at September 30, 2009	90	588		678	$2.48

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

*	The number of RSUs granted is an estimate based upon management’s assessment of the likelihood of achieving the two year performance criteria.

The aggregate intrinsic value of unvested RSAs based upon the Company’s closing price of $3.89 as of September 30, 2009 was $0.4 million. As of September 30, 2009, total unrecognized compensation costs related to unvested RSAs was $0.1 million which is expected to be recognized as expense over a weighted average period of approximately 0.6 year.

The aggregate intrinsic value of RSUs based upon the Company’s closing price of $3.89 as of September 30, 2009 was $2.3 million. As of September 30, 2009, total unrecognized compensation costs related to unvested RSUs was $1.1 million which is expected to be recognized as expense over a weighted average period of approximately 2.5 years.

In October 2007, the Company granted 0.2 million performance-based RSUs to selected executives of the Company pursuant to the 2005 Plan. Based upon management’s assessment of the likelihood of achieving the two year performance criteria, the Company has estimated that zero out of a maximum of 0.2 million of unvested RSUs with an average fair value of $13.99 per unit will be awarded at the end of the measurement period. For the years ended September 30, 2009 and 2008, zero stock compensation expense related to the performance-based RSUs has been recognized. As of September 30, 2009, management did not achieve the two year performance criteria and the 0.2 million grants were cancelled in October 2009.

The Company settles stock option exercises, RSAs and RSUs with newly issued common shares.

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

Valuation and Expense Information under SFAS 123(R)

On October 1, 2005, the Company adopted a FASB standard, which requires the measurement and recognition of compensation expense for all share-based payment awards made to the Company’s employees and directors including employee stock options, RSAs, and RSUs based on estimated fair values. The following table summarizes stock-based compensation expense related to employee stock options, RSAs, and RSUs for years ended September 30, 2009, 2008, and 2007 which was allocated as follows (in thousands):

	Years Ended September 30,
	2009	2008	2007
Stock-based compensation expense:
Cost of revenues	$574	$490	$313
Sales and marketing	889	922	744
Research and development	418	586	546
General and administrative	1,787	2,127	1,417

Total stock-based compensation expense	$3,668	$4,125	$3,020

Stock-based compensation expense recognized under the FASB standard for the year ended September 30, 2009 was $3.7 million which consisted of stock-based compensation expense related to employee stock options of $2.9 million, stock-based compensation expense related to RSAs of $0.4 million, and $0.4 million of stock-based compensation expense related to RSUs.

Stock-based compensation expense recognized under the FASB standard for the year ended September 30, 2008 was $4.1 million which consisted of stock-based compensation expense related to employee stock options of $3.8 million, stock-based compensation expense related to RSAs of $0.3 million, and zero stock-based compensation expense related to RSUs. On May 1, 2008, Chordiant implemented a reduction of approximately 10% of its workforce. As part of the reduction in workforce, an executive left the Company which resulted in the modification of his stock options as the right to exercise the stock options was extended by the Board of Directors. The net charge to stock compensation expense for the modification was less than $0.1 million.

Stock-based compensation expense recognized under the FASB standard for the year ended September 30, 2007 was $3.0 million which consisted of stock-based compensation expense related to employee stock options of $2.8 million and stock-based compensation expense related to RSAs of $0.2 million. During the quarter ended June 30, 2007, the Company completed a tender offer which resulted in the modification of certain options. The Company increased the exercise price of options previously issued at a discount to limit the potential adverse personal tax consequences that may apply to those stock options under Section 409A of the Internal Revenue Code and state law equivalents. When combined with the related cash bonus to be paid to the option holders in connection with the exchange, the net charge to compensation expense for during the quarter was $0.1 million.

The weighted-average estimated fair value of stock options granted for the years ended September 30, 2009, 2008, and 2007 was $1.25, $4.12, and $4.41 per share, respectively, using the Black-Scholes model with the following weighted-average assumptions:

	2009	2008	2007
Expected lives in years	2.9	3.5	3.5
Risk free interest rates	1.6%	3.2%	4.7%
Volatility	62%	59%	63%
Dividend yield	0%	0%	0%

The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model with the weighted-average assumptions for volatility, expected term, and risk free interest rate. The Company used the trinomial lattice valuation technique to determine the assumptions used in the Black-Scholes model. The trinomial lattice valuation technique was used to provide a better estimate of fair values and meet the fair value objectives of the FASB standard. The expected term of options granted is derived from historical data on employee exercises and post-vesting

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

employment termination behavior. The risk-free rate is based on the U.S. Treasury rates in effect during the corresponding period of grant. The expected volatility rate is based on the historical volatility of our stock price.

Stock-based compensation expense recognized in the Consolidated Statement of Operations for the years ended September 30, 2009, 2008, and 2007 is based on awards ultimately expected to vest. Fiscal years 2009, 2008 and 2007 have been reduced for estimated forfeitures. The FASB standard requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company’s estimated forfeiture rate for the year ended September 30, 2009, 2008, and 2007 was based on historical forfeiture experience.

Accuracy of Fair Value Estimates

The Company uses available information including third-party analyses to assist in developing the fair value assumptions based on a trinomial lattice valuation technique used in the Black-Scholes model. The Company is responsible for determining the assumptions used in estimating the fair value of share-based payment awards.

Our determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to the Company’s expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors. Because the Company’s employee and director stock options have certain characteristics that are significantly different from traded options, and because changes in the subjective assumptions can materially affect the estimated value, in management’s opinion, the existing valuation models may not provide an accurate measure of the fair value of the Company’s stock options, RSAs, and RSUs. Although the fair value of stock options, RSAs, and RSUs is determined in accordance with a FASB standard and a SAB using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

401(k) Savings Plan

The Company sponsors a 401(k) Savings Plan (the “Plan”) for full-time employees in the United States. Under the Plan, each participant may elect to contribute part of their pre-tax compensation subject to annual maximum IRS limitations. The Plan allows the Company to match the employee’s contributions. Employee contributions are fully vested, whereas vesting in the Company’s matching contributions occurs at a rate of 33.3% per year of employment for the first three years and at 100% thereafter. The Company’s contributions to the 401(k) Plan totaled approximately $0.4 million, $0.6 million, and $0.4 million for the years ended September 30, 2009, 2008, and 2007, respectively.

Defined Contribution Plan

The Company also sponsors a defined contribution pension plan for the employees of Canada, the United Kingdom, the Netherlands, and Germany. The Company’s contributions to the pension plan totaled approximately $0.5 million, $0.6 million, and $0.4 million for the years ended September 30, 2009, 2008, and 2007, respectively.

1999 Employee Stock Purchase Plan

The 1999 ESPP was adopted by the Board of Directors and became effective on February 14, 2000, the date of the Company’s initial public offering. The number of shares reserved under the 1999 ESPP automatically increases on October 1st of each year by the greater of (1) 2% of the outstanding shares on such date or (2) the number of shares subject to stock awards made under this plan during the prior year. However, the automatic increase is subject to reduction by the Board of Directors. Notwithstanding the foregoing, the aggregate number of shares that may be sold under the 1999 ESPP shall not exceed 5.2 million shares. There were no purchases of common stock under the ESPP for the years ended September 2009, 2008 and 2007, as the plan is currently suspended. In January 2007, the Board amended the ESPP to reduce the number of shares available for future issuance to 0.4 million. Subsequently, during fiscal year 2009 and 2008, the shares reserved under the 1999 ESPP automatically increased by 0.6 and 0.7 million shares, respectively, at each date.

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

NOTE 13—SEGMENT INFORMATION

The Company’s chief operating decision maker reviews financial information presented on a consolidated basis, accompanied by desegregated information about revenues by geographic region for purposes of making operating decisions and assessing financial performance. Accordingly, the Company has concluded that the Company has one reportable segment.

The following table summarizes license revenues by product emphasis (in thousands):

	Years Ended September 30,
	2009	2008	2007
License revenue
Enterprise Foundation solutions	$5,996	$19,615	$37,648
Marketing Director solutions	3,904	6,744	6,013
Decision Management solutions	12,562	7,752	10,391

Total	$22,462	$34,111	$54,052

The following table summarizes service revenue consisting of consulting implementation and integration, consulting customization, training, PCS and certain reimbursable out-of-pocket expenses by product emphasis (in thousands):

	Years Ended September 30,
	2009	2008	2007
Service revenue
Enterprise Foundation solutions	$32,123	$54,805	$51,584
Marketing Director solutions	9,765	12,721	12,369
Decision Management solutions	13,112	11,327	6,542

Total	$55,000	$78,853	$70,495

Foreign revenues are based on the country in which the customer order is generated. The following is a summary of total revenues by geographic area (in thousands):

	Years Ended September 30,
	2009	2008	2007
North America	$27,018	$58,813	$65,701
Europe	50,444	54,151	58,846

Total revenues	$77,462	$112,964	$124,547

Included in foreign revenue results for Europe is revenue from the United Kingdom of $23.8 million, $24.7 million, and $28.3 million for the years ended September 30, 2009, 2008, and 2007, respectively.

Property and equipment information is based on the physical location of the assets. The following is a summary of property and equipment, net by geographic area (in thousands):

	Years Ended September 30,
	2009	2008	2007
North America	$1,313	$2,250	$2,346
Europe	537	915	1,292

Total property and equipment, net	$1,850	$3,165	$3,638

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

NOTE 14—QUARTERLY FINANCIAL DATA (UNAUDITED)

The following tables set forth a summary of the Company’s quarterly financial information for each of the four quarters for the years ended September 30, 2009 and 2008:

Year ended September 30, 2009:

	Quarters -Ended
	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008
	(in thousands, except per share data)
Revenues	$15,204	$20,878	$18,003	$23,377
Gross profit	$10,044	$15,468	$11,800	$16,290
Net loss	$(4,537)	$(22)	$(3,536)	$(2,669)

Net loss per share:
Basic	$(0.15)	$0.00	$(0.12)	$(0.09)

Diluted	$(0.15)	$0.00	$(0.12)	$(0.09)

Weighted average shares used in computing net loss per share:
Basic	30,109	30,092	30,059	30,008

Diluted	30,109	30,092	30,059	30,008

Year ended September 30, 2008:

	Quarters -Ended
	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007
	(in thousands, except per share data)
Revenues	$28,398	$30,716	$24,716	$29,134
Gross profit	$19,667	$21,398	$15,598	$20,019
Net income (loss)	$1,260	$759	$(1,159)	$205

Net income (loss) per share:
Basic	$.04	$0.03	$(0.04)	$0.01

Diluted	$.04	$0.02	$(0.04)	$0.01

Weighted average shares used in computing net income (loss) per share:
Basic	29,995	30,262	33,066	33,292

Diluted	30,208	30,474	33,066	33,864

CHORDIANT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

NOTE 15—STOCK REPURCHASE

On February 28, 2008, the Company’s Board of Directors authorized a program to repurchase up to $25 million of the Company’s common stock over a one year period, or 2008 Repurchase Plan, which started on March 4, 2008. On April 30, 2008, the Company terminated the 2008 Repurchase Plan after repurchasing a total of 3.4 million shares of common stock for $18.6 million at an average price of $5.55 per share. Repurchased shares were immediately retired and resumed the status of authorized but unissued shares.

There were no repurchases of the Company’s common stock during the years ended September 30, 2009 and 2007.

NOTE 16—SUBSEQUENT EVENTS

Equity Compensation

In November 2009, the Company’s Board of Directors approved the grant of 455,600 shares of Stock Options and 618,300 RSUs to the employees and executives of the Company.